Freddie Mac Loan Number: 509487424
Property Name: NoCa Blu

Multifamily Note – Fixed Rate
(Revised 6-14-2022)

Borrower: TF NOCA BLU, LLC, a Delaware limited liability company
Lender: CBRE CAPITAL MARKETS, INC., a Texas corporation
Effective Date: February 28, 2023

FOR VALUE RECEIVED, Borrower (jointly and severally if more than one), promises to pay to the order of Lender the Loan Amount shown below, plus interest, according to the terms provided in this Multifamily Note ("**Note**"). Capitalized terms used but not defined in this Note, including those set forth in the tables in Section 1 of this Note, will have the meanings given to such terms in the Loan Agreement. "**Loan Agreement**" means the Multifamily Loan and Security Agreement by and between Borrower and Lender, effective as of the Effective Date, as amended, modified, or supplemented from time to time.

1. Key Note Terms

"**Loan Amount**": US $19,110,000.00		"**First Installment Due Date**"[1]: April 1, 2023
"**Interest-Only Period**": *(choose one)*		
☐	The period from the Effective Date until the First Principal and Interest Installment Due Date. "**First Principal and Interest Installment Due Date**"[2]: _______ 1, 20__	
☒	The period from the Effective Date until the Scheduled Maturity Date.	
☐	Not applicable.	
"**Amortization Period**"[3]: 0 months		
[1]*Insert the first day of the second month following the Effective Date; however, if the Loan is originated on the first day of a month, insert the first day of the first month following the Effective Date.* [2]*For partial term interest-only Loans, insert the date that is the number of months of interest-only payments (12, 24 or 36 months) after the First Installment Due Date, or for Supplemental Loans, the date specified in the Commitment.* [3]*If the Loan is interest-only for the entire term, insert "0".*		
"**Scheduled Maturity Date**": March 1, 2030 "**Maturity Date**" means the earlier of (i) the Scheduled Maturity Date and (ii) the date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise pursuant to the Loan Documents or the exercise by Lender of any right or remedy under any Loan Document; provided, however, that if the unpaid principal balance of this Note becomes due and payable by acceleration but such acceleration is rendered null and void and of no further force and effect by operation of law or agreement by Lender, such acceleration will have no effect on the Maturity Date.		
"**Interest Calculation Method**":		"**Fixed Interest Rate**" means the annual interest rate of 5.81%
☐	30/360	
☒	Actual/360	
"**Monthly Principal and Interest Installment Amount**": $__________ or ☒ N/A		

"Monthly Interest-Only Installment Amount":		
☐	N/A	
☒	Defined in table below according to Interest Calculation Method	
	Applicable Interest Calculation Method	**Monthly Interest-Only Installment Amount**
	30/360	$____________
	Actual/360	The amount of each Monthly Interest-Only Installment Amount will equal the Per Diem Interest-Only Installment Amount, multiplied by the number of days in the month prior to the Installment Due Date. "**Per Diem Interest-Only Installment Amount**": $3,084.14167 *(expressed to the fifth decimal)*

Modifications, Riders, and Schedules	
☐	Note modifications are included in Exhibit A
☐	The following Rider(s) are attached to this Note: *[if checked, list name of Rider and revision date]*
X	The following Schedules are attached to this Note: Schedule 1 – State-Specific Provisions by Property Jurisdiction **Property Jurisdiction**: Illinois *(list state in which Mortgaged Property is located)*

2. **Interest.**

(a) **Interest Rate.** Interest will accrue on the outstanding principal balance of this Note at the Fixed Interest Rate, subject to the provisions of Section 5(c) of this Note related to the Default Rate. Except as set forth in Section 2(c) and Loan Agreement Section 11.12, accrued interest will be payable in arrears.

(b) **Interest Calculation.** Lender will determine and allocate interest using the Interest Calculation Method specified in Section 1.

(i)

(A) If the Interest Calculation Method specified in Section 1 is 30/360, interest under this Note will be computed, payable and allocated on the basis of a 360-day year consisting of twelve 30-day months.

(B) If the Interest Calculation Method specified in Section 1 is Actual/360, interest under this Note will be computed, payable and allocated on the basis of an actual/360 interest calculation schedule (interest is payable for the actual number of days in each month, and each month's interest is calculated by multiplying the unpaid principal amount of this Note as of the first day of the month for which interest is being calculated by the Fixed Interest Rate, dividing the product by 360, and multiplying the quotient by the number of days in the month for which interest is being calculated). The amount of the monthly installment of principal and interest under this Note attributable to principal and the amount attributable to interest will vary based upon the number of days in the month for which such installment is paid.

(ii) If Lender receives any monthly payment before its Installment Due Date, Lender will be deemed to have received the payment on its Installment Due Date for the purpose of calculating interest due.

(iii) Any accrued interest remaining past due for 30 days or more, at Lender's discretion, may be added to and become part of the unpaid principal balance of this Note and any reference to "accrued interest" will refer to accrued interest that has not yet become part of the unpaid principal balance. Any amount added to principal pursuant to the Loan Documents will bear interest at the applicable rate or rates specified in this Note and will be payable with such interest upon demand by Lender and, absent such demand, as provided in this Note for the payment of principal and interest.

(c) **Interest Due for Partial Month.** Unless Lender disburses the Loan Amount to Borrower on the first day of a month, Borrower must pay interest simultaneously with the execution of this Note for the period beginning on the disbursement date through and including the last day of the calendar month. If Lender disburses the Loan Amount to Borrower on the first day of a month, then no payment will be due from Borrower at the time of the execution of this Note and the Installment Due Date for the first monthly payment under Section 3 of interest-only or principal and interest, as applicable, will be the First Installment Due Date set forth in Section 1 of this Note.

3. Payments.

(a) **Time of Payments.** Borrower must make a payment every month on the first day of each month (each, an "**Installment Due Date**") commencing on the First Installment Due Date and continuing on each Installment Due Date thereafter until and including the monthly payment due on the Maturity Date; provided that, if the applicable Installment Due Date is not a Business Day, the Installment Due Date will be the next succeeding Business Day, except as otherwise expressly provided in this Note. Each payment will be applied as of its scheduled Installment Due Date, and, if the payment consists of both principal and interest, it will be applied first to accrued interest and then to outstanding principal. If, on the Maturity Date, Borrower still owes amounts under this Note or any other Loan Document, Borrower must pay those amounts and any other Indebtedness in full on the Maturity Date.

(b) **Payments if there is no Interest-Only Period.** If Section 1 does not specify an Interest-Only Period, then each monthly payment of principal and interest payable on an Installment Due Date will equal the Monthly Principal and Interest Installment Amount.

(c) **Payments if there is an Interest-Only Period.** If Section 1 specifies an Interest-Only Period, then beginning on the First Installment Due Date, each monthly payment during the Interest-Only Period will only be for the amount of accrued interest due on the unpaid principal balance of this Note and will equal the Monthly Interest-Only Installment Amount. If the Interest-Only Period specified in Section 1 is the period from the Effective Date until the First Principal and Interest Installment Due Date, then beginning on the First Principal and Interest Installment Due Date, each monthly payment will equal the Monthly Principal and Interest Installment Amount.

(d) **Manner and Place of Payment.** All payments due under this Note must be made in immediately available U.S. funds and will be payable at Lender's address specified in Section 1.05 of the Loan Agreement or such other place as may be designated by Notice to Borrower from or on behalf of Lender.

4. Prepayment. The provisions of Loan Agreement Section 1.07, Loan Agreement Section 11.12, and Loan Agreement Schedule I are incorporated by reference into this Note to the same extent and with the same force as if fully set forth in this Note.

5. Borrower's Failure to Pay as Required; Events of Default.

(a) **Application of Partial Payments**. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, Lender may apply the amount received to amounts then due and payable in any manner and in any order determined by Lender, in Lender's discretion. Borrower agrees that neither Lender's

acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender's application of such payment will constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

(b) **Late Charge for Overdue Payments.** If Lender has not received the full amount of any monthly payment by the 10th day of any month or any amount due under any Loan Document by the 9th day after its due date (unless applicable law requires a longer period of time before a late charge may be imposed), then Borrower must pay a late charge to Lender ("**Late Charge**"). The amount of the Late Charge will be 5% of any overdue payment or overdue amount (unless applicable law requires a lower amount to be charged). Borrower will pay this Late Charge immediately and without demand. If the Loan is not fully amortizing, no Late Charge will be due on the final payment of principal owed on the Maturity Date. The Late Charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 5(c).

(c) **Interest Rate after Default.** If Lender has not received the full amount of any monthly payment for 30 days or more after the Installment Due Date or any other Event of Default has occurred and is continuing, then the interest under this Note will accrue on the unpaid principal balance at a rate equal to the Fixed Interest Rate plus 4% ("**Default Rate**") beginning on that Installment Due Date or the date such other Event of Default commences; provided, that in no event will the Default Rate exceed the Maximum Interest Rate specified in Section 9. If Borrower has not paid the entire principal balance of this Note by the Maturity Date, the unpaid principal balance will continue to bear interest at the Default Rate until and including the date on which the entire principal balance of this Note is paid in full.

(d) **Event of Default.** An Event of Default under the Loan Agreement will constitute an Event of Default under this Note.

(e) **Lender's Damages.** Borrower acknowledges that (i) its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, (ii) during the time that any monthly installment under this Note is delinquent for 30 days or more, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender's ability to meet its other obligations and to take advantage of other investment opportunities, and (iii) it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any monthly installment under this Note is delinquent for 30 days or more or any other Event of Default has occurred and is continuing, Lender's risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the Late Charge and the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the Effective Date, of the additional costs and expenses Lender will incur by reason of the Borrower's delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan.

(f) **Acceleration.** If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, any Prepayment Charge calculated pursuant to the Loan Agreement, and all other amounts payable under this Note and any other Loan Document will at once become due and payable, at the option of Lender, without any prior Notice to Borrower (except if Notice is required by applicable law, then after such Notice). Lender may exercise this option to accelerate regardless of any prior forbearance. For purposes of exercising such option, Lender will calculate any Prepayment Charge as if Prepayment occurred on the date of acceleration. If Prepayment occurs thereafter, Lender will recalculate the Prepayment Charge as of the actual date of Prepayment.

6. **Presentment, Notice of Dishonor, and Other Waivers**. Borrower and all endorsers and Guarantors and all other third-party obligors waive presentment, demand, notice of dishonor, protest, notice of

acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness.

7. **Forbearance**. Any forbearance by Lender in exercising any right or remedy under this Note or any other Loan Document, or otherwise afforded by applicable law, will not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the applicable Installment Due Date, or in an amount that is less than the required payment, or Lender's application of such payment, will not be a waiver of Lender's right to require prompt payment when due of all other payments, a waiver of the unpaid amounts, an accord and satisfaction, or a waiver of Lender's right to exercise any right or remedy with respect to any failure to make prompt payment. Application by Lender of any security for Borrower's obligations under this Note will not constitute an election of remedies by Lender so as to preclude the exercise of any other right or remedy available to Lender.

8. **WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (a) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (b) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.**

9. **Loan Charges**. Neither this Note nor any of the other Loan Documents will be construed to create a contract for the use, forbearance, or detention of money requiring payment of interest at a rate greater than the rate of interest which results in the maximum amount of interest allowed by applicable law ("**Maximum Interest Rate**"). If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Borrower is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts will be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, will be deemed to be allocated and spread ratably over the stated term of this Note. Unless otherwise required by applicable law, such allocation and spreading will be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

10. **Successors and Assigns**. This Note will bind the respective successors and assigns of Borrower and Lender, and the rights granted by this Note will inure to Lender's successors and assigns. Borrower understands that Lender may transfer this Note. Anyone who takes this Note by transfer and who is entitled to receive payments under this Note will also be called "**Lender**."

11. **Counting of Days**. Any reference in this Note to a period of "**days**" means calendar days, not Business Days, except where otherwise specifically provided.

12. **State-Specific Provisions**. State-specific provisions, if any, for the Property Jurisdiction identified in Section 1 are included on Schedule 1 to this Note.

13. **Notices and Written Modifications**. All Notices required or permitted to be given under this Note must be given in accordance with Loan Agreement Section 11.03. Any modification or amendment to this Note will be ineffective unless in writing and signed by the party sought to be charged with such modification or amendment.

14. **Personal Liability.** The provisions of Loan Agreement Article III are incorporated by reference into this Note to the same extent and with the same force as if fully set forth in this Note.

15. **Security.** The Indebtedness is secured by, among other things, the Security Instrument, and reference is made to the Security Instrument and the Loan Agreement for other rights with respect to collateral for the Indebtedness, including the definition of Loan Documents set forth in the Loan Agreement. If Borrower obtains a release of the Mortgaged Property from the lien of the Security Instrument pursuant to Loan Agreement Section 11.13, then the Indebtedness will be secured by the Pledge Agreement and reference will be made to the Pledge Agreement for other rights of Lender as to collateral for the Indebtedness.

16. **Payment of Lender's Costs and Expenses.** The provisions of Loan Agreement Sections 6.17(b) through 6.17(d) are incorporated by reference into this Note to the same extent and with the same force as if fully set forth in this Note.

17. **Commercial Purpose**. The provisions of Loan Agreement Section 5.24 are incorporated by reference into this Note to the same extent and with the same force as if fully set forth in this Note.

18. **Governing Law; Consent to Jurisdiction and Venue**. The provisions of Loan Agreement Section 11.02 are incorporated by reference into this Note to the same extent and with the same force as if fully set forth in this Note.

19. **Construction**. Any reference in this Note to a "Schedule," an "Exhibit," or a "Section" will, unless otherwise explicitly provided, be construed as referring, respectively, to a Schedule or Exhibit attached to this Note or to a Section of this Note. The provisions of Loan Agreement Section 11.25 are incorporated by reference into this Note to the same extent and with the same force as if fully set forth in this Note.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, and in consideration of the Lender's agreement to lend Borrower the principal amount set forth above, Borrower has signed and delivered this Note under seal or has caused this Note to be signed and delivered under seal by its duly authorized representative. Borrower intends that this Note will be deemed to be signed and delivered as a sealed instrument.

BORROWER:

TF NOCA BLU, LLC,
a Delaware limited liability company

By: ______________________________(Seal)
Sonil S. Gehani
President and Chief Executive Officer

[ENDORSEMENT ON FOLLOWING PAGE]

PAY TO THE ORDER OF ____, WITHOUT RECOURSE.

CBRE CAPITAL MARKETS, INC.,
a Texas corporation

By: ________________________________(Seal)
Name: Kindell Meyer
Title: Assistant Vice President

SCHEDULE 1

State-Specific Provisions by Property Jurisdiction

If the Property Jurisdiction for the Loan is not listed below, then unless the list below is modified pursuant to Exhibit A to this Note, there are no state-specific modifications of this Note applicable to the Loan.

Property Jurisdiction	State-Specific Provision
Arizona	Borrower agrees to pay an effective contracted rate of interest equal to the rate of interest resulting from all interest payable as provided in this Note, plus an additional rate of interest resulting from all "Other Sums." The "**Other Sums**" will consist of all fees, charges, or any other sums (other than interest payable as provided in this Note) paid or payable by Borrower, whether pursuant to this Note, any of the Loan Documents, or any other document or instrument in any way pertaining to this lending transaction that may be deemed to be interest for the purpose of any law of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction. The Other Sums will be deemed to be interest for the purposes of any such law only.
California	If a Guarantor is liable for only a portion of the Indebtedness, Borrower hereby waives its rights under California Civil Code Section 2822(a) to designate the portion of the Indebtedness that will be satisfied by Borrower's partial payment.
Connecticut	**WAIVER OF PREJUDGMENT REMEDY, HEARING AND NOTICE. THE UNDERSIGNED ACKNOWLEDGES THAT THIS IS A "COMMERCIAL TRANSACTION" AS SUCH IS DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED. THE UNDERSIGNED FURTHER ACKNOWLEDGES THAT, PURSUANT TO SUCH SECTION, IT HAS A RIGHT TO NOTICE OF AND HEARING PRIOR TO THE ISSUANCE OF ANY "PREJUDGMENT REMEDY." NOTWITHSTANDING THE FOREGOING, THE UNDERSIGNED HEREBY WAIVES ALL RIGHTS TO SUCH NOTICE, JUDICIAL HEARING, OR PRIOR COURT ORDER IN CONNECTION WITH ANY SUIT ON THIS NOTE OR ANY EXTENSIONS OR RENEWALS OF THE SAME OR ON THE MORTGAGE SECURING THIS NOTE.**
Indiana	Borrower must make all payments of principal and interest under this Note without relief from valuation and appraisement laws.
Iowa	**IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS NOTE MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.** **Borrower acknowledges receipt of a copy of this Note, the Security Instrument, the Loan Agreement and all other Loan Documents.** INITIALS OF BORROWER: ______________
Louisiana	Wherever the phrase "jointly and severally" appears in this Note, the phrase is amended to read "jointly and severally and solidarily."
Maine	**NOTICE: BORROWER MAY NOT MAINTAIN ANY ACTION ON ANY AGREEMENT WITH LENDER TO LEND ADDITIONAL MONEY, EXTEND ADDITIONAL CREDIT, FORBEAR FROM COLLECTION OF THE INDEBTEDNESS OR MAKE ANY OTHER ACCOMMODATION FOR THE REPAYMENT OF THE INDEBTEDNESS, UNLESS THE AGREEMENT ON WHICH THE ACTION IS BROUGHT, OR SOME MEMORANDUM OF IT, IS IN**

	WRITING AND SIGNED BY AN INDIVIDUAL AUTHORIZED TO SIGN FOR LENDER.
New Mexico	Pursuant to Section 58-6-5 NMSA 1978, a contract, promise, or commitment to loan money or to grant, extend, or renew credit, or any modification thereof, in an amount greater than $25,000.00 not primarily for personal, family or household purposes made by a financial institution is not enforceable unless made in writing and signed by the party to be charged or that party's authorized representatives.
North Carolina	Section 5(b) of this Note is restated as follows: (b) **Late Charge for Overdue Payments.** If Lender has not received the full amount of any monthly payment or any amount due under any Loan Document within 15 days after it is due, then Borrower must pay a late charge to Lender ("**Late Charge**"). The amount of the Late Charge will be 4% of any overdue payment or amount. Borrower will pay this Late Charge immediately and without demand but only once with respect to each late payment. If the Loan is not fully amortizing, no Late Charge will be due on the final payment of principal owed on the Maturity Date. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 5(c).
North Dakota	**PURSUANT TO NORTH DAKOTA CENTURY CODE SECTION 32-19-06.1, BORROWER IS HEREBY PUT ON NOTICE THAT LENDER MAY HAVE THE RIGHT TO PROCEED TO OBTAIN AND COLLECT A DEFICIENCY JUDGMENT, TOGETHER WITH FORECLOSURE OF THE MORTGAGED PROPERTY UNDER APPLICABLE LAWS.**
Texas	Section 9 is deleted and replaced with the following: **9. Loan Charges (Texas Only).** Borrower and Lender intend at all times to comply with the law of the State of Texas governing the Maximum Interest Rate or the maximum amount of interest payable on or in connection with this Note and the Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount payable under this Note or under any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Indebtedness, or as a result of acceleration of the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by any applicable law, then Borrower and Lender expressly intend that all excess amounts collected by Lender will be applied to reduce the unpaid principal balance of this Note (or, if this Note has been or would thereby be paid in full, will be refunded to Borrower), and the provisions of this Note, the Loan Agreement and any other Loan Documents immediately will be deemed reformed and the amounts thereafter collectible under this Note or any other Loan Document reduced, without the necessity of the execution of any new documents, so as to comply with any applicable law, but so as to permit the recovery of the fullest amount otherwise payable under this Note or any other Loan Document. The right to accelerate the Maturity Date of this Note does not include the right to accelerate any interest, which has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Indebtedness will, to the extent permitted by any applicable law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the applicable usury ceiling. Notwithstanding any provision contained in this Note, the Loan Agreement or any other Loan Document that permits the compounding of interest, including any provision by

	which any accrued interest is added to the principal amount of this Note, the total amount of interest that Borrower is obligated to pay and Lender is entitled to receive with respect to the Indebtedness will not exceed the amount calculated on a simple (i.e., non-compounded) interest basis at the maximum rate on principal amounts actually advanced to or for the account of Borrower, including all current and prior advances and any advances made pursuant to the Loan Agreement or other Loan Documents (such as for the payment of Taxes, Insurance premiums and similar expenses or costs).
Washington	**NOTICE: ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.**